Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

ATLANTA, February 22, 2006 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and twelve-month periods ended December 31, 2005.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004		2005	2004
Net revenues	$108,873	$111,247	(2.1)%	$437,930	$438,213	(0.1)%
Station operating income (1)	44,695	45,565	(1.9)%	183,888	177,377	3.7%
Station operating income margin (2)	41.1%	41.0%	—	42.0%	40.5%	—
Operating income (3)	$22,671	$37,735	(39.9)%	$136,839	$143,677	(4.8)%
Net income (3)	5,457	18,265	(70.1)%	61,273	67,966	(9.8)%
Net income per common share – diluted (3)	0.05	0.18	(72.2)%	0.61	0.67	(9.0)%
Free cash flow (4)	25,245	26,377	(4.3)%	99,645	95,554	4.3%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Operating income and net income for the twelve-month period ended December 31, 2005 include a non-cash one-time charge of $14.4 million pre-tax ($13.4 million after-tax or $0.13 per diluted share) related to a write-down of goodwill. Operating and net income for the twelve-month period ended December 31, 2004 include a one-time charge of $3.1 million ($0.03 per diluted share) related to an estimated loss on loan guarantee.
(4)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer commented, “I am extremely proud of the way our teams executed during 2005. Our revenue growth of 3%, excluding the impact from our decision not to renew the Atlanta Braves, dramatically outpaced our markets as well as the industry which were both flat for the year. We out-performed in the fourth quarter as well. With tough political comparatives, our revenues were down 2%, but that compared favorably to the industry which was down 3%. With prudent expense control, we were able to generate free cash flow growth of 4% for the year, and our station operating income margin improved from 40.5% to 42.0%. Our broad based performance speaks to Cox Radio’s consistent ability to monetize solid ratings results and validates our long-term focus and operating strategy.”

Operating Results – Fourth Quarter 2005

Net revenues for the fourth quarter of 2005 were $108.9 million, down 2.1% from the fourth quarter of 2004. Local revenues decreased 0.7% and national revenues decreased 10.4%, each as compared to the fourth quarter of 2004. Our stations in Miami, Orlando, and Tampa delivered solid growth during the fourth quarter of 2005. The revenue growth at these stations, however, was offset by results for our stations in Atlanta, Jacksonville, Long Island, Richmond, Birmingham, Dayton, and Louisville, where revenues were down for the quarter.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $1.6 million, or 6.8%, to $22.0 million primarily due to the discontinuation of the Atlanta Braves and Atlanta Hawks broadcasting agreements in 2004.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $0.4 million to $42.5 million, an increase of 1.0% over the fourth quarter of 2004. This increase was primarily a result of expenses related to performance units awarded to employees in our sales, promotion and general and administrative departments under the Long Term Incentive Plan (LTIP) in the first quarter of 2005.

Corporate general and administrative expenses increased $0.6 million to $4.6 million, an increase of 13.8% compared to the fourth quarter of 2004. This increase was primarily a result of additional compensation expense related to the issuance of performance units awarded to corporate personnel under the LTIP in the first quarter of 2005. The changes in depreciation and amortization or other operating expenses, net were not material to Cox Radio’s overall operating results or financial condition.

Operating income for the fourth quarter of 2005 was $22.7 million, a decrease of $15.1 million compared to the fourth quarter of 2004, primarily due to a $14.4 million non-cash write-down of impaired goodwill related to our Birmingham market in order to reduce the carrying value of goodwill in that market to its fair market value.

Interest expense during the fourth quarter of 2005 totaled $6.6 million, as compared to $7.3 million for the fourth quarter of 2004. This decrease was primarily the result of lower overall outstanding debt, as well as a lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 with proceeds from our five-year revolving credit facility. The average interest rate on our credit facility was 4.9% during the fourth quarter of 2005 and 2.7% during the fourth quarter of 2004.

Income tax expense decreased approximately $1.5 million to $10.6 million in the fourth quarter of 2005, compared to $12.1 million in the fourth quarter of 2004. The decrease in income tax expense is primarily attributable to the decrease in pre-tax income, adjusted for the nondeductible component of impaired goodwill. The overall effective tax rate was 65.9% for the fourth quarter of 2005 and 39.8% for the fourth quarter of 2004.

Net income for the fourth quarter of 2005 was $5.5 million, a decrease of $12.8 million from the fourth quarter of 2004. This decrease was attributable to various factors discussed above, principally the non-cash goodwill impairment charge.

Capital expenditures for the fourth quarter of 2005 totaled $2.6 million.

Operating Results – Full Year 2005

Net revenues for 2005 were $437.9 million, down 0.1% from 2004. Excluding 2004 net revenues of $12.0 million attributable to the discontinued Atlanta Braves broadcasting agreement, our net revenues were up 2.7% for the year. Local revenues increased 0.3% while national revenues decreased 2.5% as compared to 2004. Our stations in Miami, Tampa, and San Antonio delivered solid growth during 2005. However, this growth was offset by results for our stations in Atlanta, Richmond, Birmingham, and Louisville where revenues were down for the year. In Atlanta, net revenues were down 6.7% for the year primarily as a result of the discontinuation of the Atlanta Braves broadcasting agreement in 2004. Net revenues excluding revenues attributable to the discontinuation of the Atlanta Braves broadcasting agreement is not a measure of performance calculated in accordance with GAAP. Please see page 6 for narrative pertaining to the use of non-GAAP financial measures.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. As compared to 2004, cost of services decreased $12.0 million, or 12.2%, to $86.3 million primarily due to the discontinuation of the Atlanta Braves broadcasting agreement, which included costs of $13.2 million in 2004.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $7.2 million to $169.8 million, or 4.4% compared to the prior year. This increase was primarily a result of expenses related to performance units awarded to employees in our selling, general and administrative departments under the LTIP in the first quarter of 2005 and higher sales related expenses in 2005 as compared to 2004.

Corporate general and administrative expenses increased $1.8 million to $19.4 million, or 10.0% compared to 2004 primarily as a result of additional compensation expense related to the issuance of performance units awarded to corporate personnel under the LTIP in the first quarter of 2005 and increased training and personnel costs. The changes in depreciation and amortization or other operating expenses, net were not material to Cox Radio’s overall operating results or financial condition.

Operating income for the year was $136.8 million, a decrease of $6.8 million compared to 2004, for the reasons discussed above and as a result of the $14.4 million non-cash write-down of impaired goodwill. The impact of this write-down was partially mitigated by a $3.1 million loss on loan guarantee in the third quarter of 2004.

Interest expense during 2005 totaled $27.4 million, compared to $30.4 million for 2004. This decrease was the result of lower overall outstanding debt, as well as a lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 with proceeds from our five-year revolving credit facility. The average interest rate on our credit facility was 4.2% during 2005 and 2.1% during 2004.

Income tax expense increased approximately $3.1 million to $48.1 million in 2005, an increase of 7.0%. The increase in income tax expense is primarily attributable to the decrease in pre-tax income, adjusted for the nondeductible component of impaired goodwill. The overall effective tax rates for 2005 and 2004 were 44.0% and 39.8%, respectively.

Net income for 2005 was $61.3 million, a decrease of $6.7 million from 2004. This decrease was attributable to the various factors discussed above, principally the non-cash goodwill impairment.

Capital expenditures for 2005 totaled $11.0 million.

Cox Radio had consolidated debt of $414.9 million at December 31, 2005 and generated $165.5 million of consolidated operating cash flow during the twelve months ended December 31, 2005. As a result, the ratio of consolidated debt to consolidated operating cash flow was 2.5x at December 31, 2005. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of consolidated operating cash flow, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Other Matters

On August 24, 2005, Cox Radio’s Board of Directors authorized a share repurchase program of up to $100.0 million. As of December 31, 2005, Cox Radio had purchased 2.7 million shares for an aggregate purchase price of $39.6 million, including commissions and fees, at an average price of $14.80 per share.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results and current business outlook on Wednesday, February 22nd at 11:00 a.m. Eastern Standard Time. To access the teleconference, please dial 973-935-2981 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, March 1, 2006 which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 6940238. The webcast will also be archived on Cox Radio’s website for one month.

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net revenues:
Local	$77,658	$78,225	$311,477	$310,595
National	23,105	25,782	95,910	98,417
Other	8,110	7,240	30,543	29,201

Total revenues	108,873	111,247	437,930	438,213

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	22,034	23,631	86,252	98,219
Selling, general and administrative	42,462	42,051	169,817	162,617
Corporate general and administrative	4,565	4,012	19,439	17,676
Depreciation and amortization	2,733	2,842	11,245	11,867
(Gain) loss on loan guarantee	(16)	—	(138)	3,064
Goodwill impairment loss	14,351	—	14,351	—
Other operating expenses, net	73	976	125	1,093

Operating income	22,671	37,735	136,839	143,677

Other income (expense):
Interest expense	(6,642)	(7,293)	(27,444)	(30,388)
Other - net	(14)	(100)	(39)	(387)

Income before income taxes	16,015	30,342	109,356	112,902

Current income tax expense	5,865	7,035	27,435	45,772
Deferred income tax expense (benefit)	4,693	5,042	20,648	(836)

Total income tax expense	10,558	12,077	48,083	44,936

Net income	$5,457	$18,265	$61,273	$67,966

Net income per share – basic
Net income per common share	$0.06	$0.18	$0.61	$0.68

Net income per share – diluted
Net income per common share	$0.05	$0.18	$0.61	$0.67

Weighted average basic common shares outstanding	99,006	100,576	100,165	100,552

Weighted average diluted common shares outstanding	99,242	100,694	100,430	100,758

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, free cash flow, consolidated operating cash flow and consolidated debt.

•	Station operating income is operating income excluding other operating expenses, net, certain non-recurring items as defined in the tables below, depreciation and amortization, non-cash compensation expense, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense (or less deferred income tax benefit), other items, net, other operating expenses, net, depreciation and amortization and non-cash compensation expense minus capital expenditures, adjusted for non-recurring items as defined in the tables below.

•	Consolidated operating cash flow is operating income excluding other operating expenses, net, certain non-recurring items as defined in the tables below, depreciation and amortization and non-cash compensation expense.

•	Consolidated debt is the sum of long-term debt and amounts due to/from Cox Enterprises, Inc.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses consolidated operating cash flow and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreement and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and consolidated operating cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and consolidated operating cash flow should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Cox Radio also presents comparative net revenues excluding 2004 revenues attributable to the discontinued Atlanta Braves broadcasting agreement. Cox Radio believes that this presentation provides a more meaningful comparison for measuring performance. Please refer to the discussion of net revenues for the year ended December 31, 2005 above for the data required to reconcile 2004 net revenues excluding the discontinued Atlanta Braves broadcasting agreement to GAAP net revenues.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)
	(In thousands)
Operating income	$22,671	$37,735	$136,839	$143,677
Adjustments:
Other operating expenses, net	73	976	125	1,093
Non-recurring item:
(Gain) loss on loan guarantee	(16)	—	(138)	3,064
Goodwill impairment loss	14,351	—	14,351	—
Depreciation and amortization	2,733	2,842	11,245	11,867
Non-cash compensation expense	318	—	2,027	—
Corporate general and administrative (includes $189 and $1,039 of non-cash compensation expense for the three and twelve month periods ended December 31, 2005, respectively)	4,565	4,012	19,439	17,676

Station operating income	$44,695	$45,565	$183,888	$177,377

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)
	(In thousands)
Net income	$5,457	$18,265	$61,273	$67,966
Adjustments:
Deferred income tax expense (benefit)	4,693	5,042	20,648	(836)
Other items, net	14	100	39	387
Other operating expenses, net	73	976	125	1,093
Depreciation and amortization	2,733	2,842	11,245	11,867
Non-cash compensation expense	507	—	3,066	—
Capital expenditures	(2,567)	(2,677)	(10,964)	(9,019)
Non-recurring items:
(Gain) loss on loan guarantee	(16)	—	(138)	3,064
Goodwill impairment loss	14,351	—	14,351	—
Deferred tax adjustment related to conclusion of income tax audits	—	1,829	—	21,032

Free cash flow	$25,245	$26,377	$99,645	$95,554

The following table reconciles operating income for the twelve months ended December 31, 2005, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated operating cash flow, a non-GAAP financial measure.

Twelve Months Ended December 31, 2005
(Unaudited)
(In thousands)
Operating income	$136,839
Adjustments:
Other operating expenses, net	125
Non-recurring item:
Gain on loan guarantee	(138)
Goodwill impairment loss	14,351
Depreciation and amortization	11,245
Non-cash compensation expense	3,066

Consolidated operating cash flow	$165,488

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of December 31, 2005
(Unaudited)
(In thousands)
Balance sheet debt:
Due to Cox Enterprises	$9,898
Long-term debt	404,988

Consolidated debt	$414,886